Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Walgreen Co. and subsidiaries (the "Company") on Form S-8 of our reports dated October 21, 2005, relating to the consolidated financial statements and financial statement schedule of the Company, and management's report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended August 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Chicago, IL

March 8, 2006